Exhibit 99.1

PHH Corporation Announces First Quarter 2012 Results

1Q12 Net Income Attributable to PHH Corporation of $75 million, $1.32 per share

1Q12 Core Earnings (after-tax)* of $53 million

1Q12 Core Earnings per Share* of $0.93

•                  Liquidity included $875 million in unrestricted cash and equivalents plus an additional $509 million in unsecured revolving credit facility availability at March 31, 2012

•                  Unpaid principal balance (UPB) of capitalized mortgage servicing portfolio of $149.7 billion at March 31, 2012

•                  1Q12 Net increase in cash and cash equivalents of $461 million

•                  1Q12 Interest Rate Lock Commitments (IRLCs) expected to close of $6.9 billion

•                  1Q12 total mortgage loan closings of $14.0 billion

•                  1Q12 foreclosure-related charges of $65 million

•                  1Q12 Adjusted cash flow* of $269 million

•                  Tangible book value per share* of $26.41 at March 31, 2012

Mt. Laurel, NJ — May 1, 2012 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended March 31, 2012.

For the quarter ended March 31, 2012, the Company reported net income attributable to PHH Corporation of $75 million or $1.32 per share. Core earnings (after-tax)* and core earnings per share* for the quarter ended March 31, 2012, were $53 million and $0.93, respectively.

“We had a solid quarter, and we are making progress against our four key strategies,” said Glen A. Messina, president and CEO of PHH Corporation.  “The mortgage originations environment remains favorable with low mortgage interest rates and priced-in margins the widest we have seen in some time.  Volumes in our retail mortgage origination channels remained at robust levels, while our Fleet business continued its solid, double-digit growth.  We have more than doubled our unrestricted cash balance since year-end and have significantly improved our liquidity position.  In April, we retired our 2012 unsecured debt maturities, and we believe that the execution of our liquidity and capital plan will provide sufficient liquidity to meet our debt service obligations, fund potential increases in repurchase and indemnification requests and operate our businesses.”

Messina added, “I continue to see significant opportunity at PHH to create value for our shareholders.  We believe our reported results do not reflect fully the underlying strength of our businesses.  We experienced an increase in our foreclosure-related charges as a result of a significant uptick in mortgage repurchase demands, primarily from the GSEs.  We believe our focus on operational excellence should reduce defects and minimize our exposure to this risk in future years.  We have identified opportunities and are developing initiatives to improve our operational effectiveness and profitability.”

Liquidity and Capital Raising Update

Liquidity at March 31, 2012, included:

•                  $875 million in unrestricted cash and equivalents

•                  $509 million in availability under unsecured revolving credit facility

During the first quarter, the Company issued $250 million of 6% convertible senior notes due 2017 and repurchased $51 million in face value of its 4% convertible notes due 2012.  On April 16, 2012, the Company repaid the $199 million remaining outstanding principal balance of the 4% convertible notes due 2012.  Unrestricted cash and equivalents at the end of the first quarter, pro forma for the retirement of the 4% convertible notes due 2012, was $676 million.

Fannie Mae Early Funding Facility

The Company also today announced that PHH Mortgage Corporation, the Company’s wholly-owned subsidiary, renewed its master agreement with Fannie Mae and entered into certain other amendments to its agreements with Fannie Mae, including an amendment to its $1 billion committed early funding letter agreement.  For additional information concerning the terms of the amendment to the committed early funding letter agreement, please refer to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available in the Investors section of the Company’s website at www.phh.com and are also available on the SEC’s website at www.sec.gov.

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Net revenues	$777	$665
Income before income taxes	124	85
Net income attributable to PHH Corporation	75	49

Basic earnings per share attributable to PHH Corporation	$1.32	$0.87

Non-GAAP Results*
Core earnings (pre-tax)	$76	$57
Core earnings (after-tax)	53	34

Core earnings per share	$0.93	$0.61

Adjusted cash flow	$269	$123

* Non-GAAP Financial Measures

Core earnings (after-tax), core earnings (pre-tax), core earnings per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Segment Results

(In millions)

	First Quarter 2012					First Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$80	$—	$47	$—	$127	$128
Fleet lease income	—	—	336	—	336	337
Gain on mortgage loans	230	—	—	—	230	59
Mortgage net finance expense	(16)	(13)	—	(1)	(30)	(19)
Loan servicing income (1)	—	121	—	—	121	108
MSR fair value adjustments:
Prepayments and receipt of
recurring cash flows	—	(64)	—	—	(64)	(57)
Market-related (2)	—	43	—	—	43	25
Net derivative loss related to MSRs	—	(5)	—	—	(5)	—
Other income (expense)	2	(1)	18	—	19	84
Net revenues	296	81	401	(1)	777	665
Depreciation on operating leases	—	—	301	—	301	306
Fleet interest expense	—	—	18	(1)	17	20
Foreclosure-related charges	—	65	—	—	65	15
Other expenses	169	42	58	1	270	239
Total expenses	169	107	377	—	653	580
Income (loss) before income taxes	127	(26)	24	(1)	$124	$85
Less: income attributable to noncontrolling interest	10	—	—	—
Segment profit (loss)	$117	$(26)	$24	$(1)

(1)          Includes net reinsurance loss of $2 million and $7 million for the three months ended March 31, 2012 and 2011, respectively.

(2)          Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the first quarter 2012 was $117 million, 125% greater than the first quarter of 2011 and up 36% from $86 million in the fourth quarter 2011.  First quarter segment profit reflects a strong level of IRLCs expected to close from the continuation of high refinance originations that began in the third quarter 2011 and strong gain on sale margins.  First quarter 2011 Mortgage Production segment profit of $52 million reflects a $68 million gain on the sale of 50.1% of the equity interests in Speedy Title and Appraisal Review Services (STARS), our appraisal services business.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the first quarter 2012 was $26 million.  The segment loss was driven by two key factors: an aggregate $26 million in negative changes in the fair value of our MSR and related derivates and $65 million in foreclosure-related charges.  The changes in the fair value of our MSR and related derivates includes $64 million in prepayments and receipts of recurring cash flows and $5 million in net derivative losses offset by $43 million in market-related fair value adjustments on our mortgage servicing rights, primarily attributable to an increase in mortgage interest rates.  Significantly greater foreclosure-related charges in the first quarter 2012 were reflective of a significant increase in repurchase requests, primarily from the GSEs.  We expect repurchase requests and foreclosure costs to remain high during 2012 and potentially into 2013.

Interest Rate Lock Commitments

IRLCs expected to close of $6.9 billion in the first quarter 2012 represented a 36% increase from the first quarter 2011, reflecting the continuation of the high level of refinancing originations that began in the third quarter 2011.  The sequential decline in IRLCs is primarily due to the intended reduction in origination volume in our correspondent channel.

Total Priced-in Margins

In the first quarter 2012, total priced-in margin on IRLCs expected to close continued its increasing trend and remained at an elevated level.  Total priced-in margin increased 78 basis points from the fourth quarter 2011 and was 117 basis points greater than the first quarter 2011.  These margins reflect continuing high levels of refinancing activity.  Although we expect priced-in margins to eventually decline from current levels, we believe these margins could remain elevated throughout 2012, reflecting a longer term industry view of the returns required to manage the underlying risk of mortgage production and servicing.

Mortgage Closing Volume

Total first quarter 2012 mortgage closings were $14.0 billion of which 68% was retail and 32% was wholesale/correspondent.  This volume represents an 11% decrease from the fourth quarter 2011, reflecting the decrease in IRLCs expected to close in the fourth quarter 2011 compared to the third quarter 2011.  Mortgage closings are likely to decline again in the second quarter 2012 as a result of the sequential quarter decline in IRLCs expected to close in the first quarter 2012.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At March 31, 2012, the UPB of our capitalized servicing portfolio was $149.7 billion, a 6% increase over the UPB at March 31, 2011 and a 2% increase over the UPB at the end of 2011.  At March 31, 2012, the UPB of our total loan servicing portfolio was $184.9 billion, an 8% increase over the UPB at March 31, 2011 and a 1% increase over the UPB at the end of 2011.

Mortgage Servicing Rights

At March 31, 2012, the fair value of our mortgage servicing rights was $1.3 billion, an increase of 7% from the balance at the end of 2011. This change reflects $108 million in MSR added from the capitalization of new servicing rights, reflecting loans sold in the quarter, and $43 million in market-related fair value adjustments, partially offset by $64 million in negative fair value adjustments related to prepayments and the receipt of recurring cash flows.

Foreclosure-related Charges

Foreclosure-related charges in the first quarter 2012 were $65 million, a substantial increase from $15 million in the first quarter 2011 and a quarterly average of $20 million over the course of 2011, as a result of a significant uptick in repurchase demands, primarily from the GSEs.  Total foreclosure-related reserves were $165 million at quarter-end, which reflects the losses the Company believes are probable.

As of March 31, 2012, the estimated amount of reasonably possible losses in excess of the recorded liability was $140 million.  This estimate assumes that repurchases and indemnifications remain at an elevated level through the year ended December 31, 2013, our success rate in defending against requests declines and loss severities remain at current levels.  Our estimate of reasonably possible losses does not represent probable losses and is based upon significant judgments and assumptions which can be influenced by many factors, including: (i) home prices and the levels of home equity; (ii) the criteria used by investors in selecting loans to request: (iii) borrower delinquency patterns; and (iv) general economic conditions.

Actual losses incurred in connection with loan repurchases and indemnifications could vary significantly from and exceed the recorded liability.  We may also be required to increase our loan repurchase and indemnification liability in the future.  Accordingly, there can be no assurance that actual losses or estimates of reasonably possible losses associated with loan repurchases and indemnifications will not be in excess of the recorded liability or that we will not be required to increase the recorded liability in the future.

Other Mortgage Servicing Expenses

Other expenses in our Mortgage Servicing segment increased by $13 million, primarily attributable to increases in expenses associated with servicing delinquent and foreclosed loans and real estate owned, including provisions for compensatory fees and litigation costs related to foreclosure processing.

Fleet Management Services

Segment Profit

Fleet Management Services segment profit was $24 million in the first quarter 2012, up 50% from the first quarter 2011, reflecting stronger net revenues, primarily from growth in fleet management fees, as well as lower funding costs.  First quarter 2012 segment profit was $5 million greater than in the fourth quarter 2011.

Fleet Lease Income

Fleet lease income declined slightly in the first quarter 2012 compared to the first quarter 2011, due to a 3% decline in the average number of leased vehicles, partially offset by an increase in net investment in leases, reflecting the growth in average lease balances.

Fleet Management Fees

Fleet management fees increased to $47 million in the first quarter 2012 from $42 million in the first quarter 2011, reflecting an increase in fee-for-service average unit counts.  Maintenance service, fuel, and accident management average units all increased in the first quarter 2012 compared to first quarter 2011 despite a 3% decline in the number of leased vehicles, reflecting our strategy to increase penetration of our accounts with fee-based services.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, May 2, 2012, to discuss its first quarter 2012 results.  All interested parties are welcome to participate. You can access the conference call by dialing (800) 768-6570 or (785) 830-1942 and using the conference ID 4407247 approximately 10 minutes prior to the call. The conference call will also be webcast at www.phh.com/invest under webcasts and presentations.

First Quarter 2012 supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Wednesday, May 2, 2012, prior to the conference call.

A replay will be available shortly after the end of the call through May 16, 2012, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 4407247 or by logging on to the company’s website.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH has more than 5,000 employees dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2011

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Heather McElrath

heather.mcelrath@phh.com

856-917-7628

PHH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended
	March 31,
	2012	2011
REVENUES
Mortgage fees	$80	$86
Fleet management fees	47	42
Net fee income	127	128
Fleet lease income	336	337
Gain on mortgage loans, net	230	59
Mortgage interest income	25	35
Mortgage interest expense	(55)	(54)
Mortgage net finance expense	(30)	(19)
Loan servicing income	121	108
Change in fair value of mortgage servicing rights	(21)	(32)
Net derivative loss related to mortgage servicing rights	(5)	—
Valuation adjustments related to mortgage servicing rights, net	(26)	(32)
Net loan servicing income	95	76
Other income	19	84
Net revenues	777	665
EXPENSES
Salaries and related expenses	136	134
Occupancy and other office expenses	14	15
Depreciation on operating leases	301	306
Fleet interest expense	17	20
Other depreciation and amortization	6	6
Other operating expenses	179	99
Total expenses	653	580
Income before income taxes	124	85
Income tax expense	39	33
Net income	85	52
Less: net income attributable to noncontrolling interest	10	3
Net income attributable to PHH Corporation	$75	$49
Basic earnings per share attributable to PHH Corporation	$1.32	$0.87
Diluted earnings per share attributable to PHH Corporation	$1.30	$0.84

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$875	$414
Restricted cash, cash equivalents and investments	515	574
Mortgage loans held for sale	1,644	2,658
Accounts receivable, net	693	700
Net investment in fleet leases	3,610	3,515
Mortgage servicing rights	1,296	1,209
Property, plant and equipment, net	63	64
Goodwill	25	25
Other assets (1)	525	618
Total assets	$9,246	$9,777

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$484	$504
Debt	6,216	6,914
Deferred taxes	683	626
Other liabilities	294	272
Total liabilities	7,677	8,316
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,554	1,442
Noncontrolling interest	15	19
Total equity	1,569	1,461
Total liabilities and equity	$9,246	$9,777

(1)          Includes intangible assets of $33 million as of both March 31, 2012 and December 31, 2011.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	March 31, 2012		December 31, 2011
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$969	2.1%	$1,196	2.1%
Term notes, in revolving period	389	1.6%	374	1.6%
Variable-funding notes	1,862	1.4%	1,516	1.4%
Other	31	5.1%	32	5.1%
Vehicle Management Asset-Backed Debt	3,251		3,118
Committed warehouse facilities	1,405	2.1%	2,313	2.0%
Uncommitted warehouse facilities	—	—%	44	1.2%
Servicing advance facility	79	2.7%	79	2.8%
Mortgage Asset-Backed Debt	1,484		2,436
Term notes	879	8.2%	879	8.2%
Convertible notes	602	4.6%	460	4.0%
Credit facilities	—	—%	—	—%
Unsecured Debt	1,481		1,339
Mortgage loan securitization debt certificates, at fair value	—	—%	21	7.0%
Total	$6,216		$6,914

(1)          Represents the weighted-average stated interest rate of the facilities as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Term notes, Convertible notes, and Mortgage loan securitization debt certificates which are fixed-rate.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of March 31, 2012, consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$389	$389	$—
Variable-funding notes	2,097	1,862	235

Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,540	1,405	2,135
Servicing advance facility	120	79	41

Unsecured Credit facilities(1)	530	16	514

(1)          Utilized capacity reflects $16 million of letters of credit issued under the Amended Credit Facility, which are not included in Debt in the Condensed Consolidated Balance Sheet.

Capacity for Mortgage asset-backed debt shown above excludes $2.2 billion not drawn under uncommitted facilities, and $294 million available under committed off-balance sheet gestation facilities.

Mortgage Production Segment

(In millions, except average loan amount)

	Three Months Ended
	March 31,
	2012	2011	Change
Loans closed to be sold	$10,677	$9,696	10%
Fee-based closings	3,276	4,134	(21)%
Total closings	$13,953	$13,830	1%

Purchase closings	$3,850	$4,151	(7)%
Refinance closings	10,103	9,679	4%
Total closings	$13,953	$13,830	1%

Fixed rate	$10,684	$9,938	8%
Adjustable rate	3,269	3,892	(16)%
Total closings	$13,953	$13,830	1%

Retail closings	$9,490	$9,747	(3)%
Wholesale/correspondent closings	4,463	4,083	9%
Total closings	$13,953	$13,830	1%

Average loan amount	$252,391	$259,666	(3)%
Loans sold	$11,609	$12,897	(10)%
Applications	$17,856	$10,937	63%
IRLCs expected to close	$6,862	$5,044	36%

	Three Months Ended
	March 31,
	2012	2011	Change
Mortgage fees	$80	$86	(7)%
Gain on mortgage loans, net	230	59	290%
Mortgage net finance expense	(16)	(2)	n/m (1)
Other income	2	71	(97)%
Net revenues	296	214	38%
Total expenses	169	159	6%

Income before income taxes	127	55	131%
Less: net income attributable to noncontrolling interest	10	3	233%

Segment profit	$117	$52	125%

(1)          n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of March 31,
	2012	2011	Change
Ending total loan servicing portfolio	$184,881	$170,711	8%
Number of loans serviced	1,074,003	1,022,318	5%
Ending capitalized loan servicing portfolio	$149,655	$141,077	6%
Capitalized servicing rate	0.87%	1.13%	—
Capitalized servicing multiple	2.9	3.7	—
Weighted-average servicing fee (in basis points)	30	30	—

	Three Months Ended
	March 31,
	2012	2011	Change
Average total loan servicing portfolio	$183,951	$168,764	9%
Average capitalized loan servicing portfolio	148,639	138,257	8%
Payoffs and principal curtailments of capitalized portfolio	8,227	6,023	37%

	Three Months Ended
	March 31,
	2012	2011	Change
Mortgage net finance expense	$(13)	$(16)	19%
Loan servicing income	121	108	12%
Valuation adjustments related to mortgage servicing rights, net	(26)	(32)	19%
Other (expense) income	(1)	(3)	67%
Net revenues	81	57	42%

Foreclosure-related charges	65	15	333%
Other expenses	42	28	50%
Total expenses	107	43	149%

Segment (loss) profit	$(26)	$14	n/m (1)

Portfolio Delinquency(2)

	March 31, 2012		December 31, 2011
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
30 days	1.84%	1.54%	2.24%	1.83%
60 days	0.44%	0.40%	0.60%	0.51%
90 or more days	0.85%	0.80%	0.98%	0.95%
Total delinquency	3.13%	2.74%	3.82%	3.29%

Foreclosure/real estate owned(3)	1.84%	1.86%	1.83%	1.85%

(1)          n/m — Not meaningful.

(2)          Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(3)          As of March 31, 2012 and December 31, 2011, there were 16,004 and 15,689 of loans in foreclosure with an unpaid principal balance of $2.9 billion and $2.8 billion, respectively.

Fleet Management Services Segment

	Average for the
	Three Months Ended
	March 31,
	2012	2011	Change
	(in thousands of units)
Leased vehicles	269	278	(3)%
Maintenance service cards	340	318	7%
Fuel cards	298	290	3%
Accident management vehicles	314	294	7%

	Three Months Ended
	March 31,
	2012	2011	Change
	(in millions)
Fleet management fees	$47	$42	12%
Fleet lease income	336	337	—
Other income	18	16	13%
Net revenues	401	395	2%

Depreciation on operating leases	301	306	(2)%
Fleet interest expense	18	22	(18)%
Other expenses	58	51	14%
Total expenses	377	379	(1)%

Segment profit	$24	$16	50%

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase (decrease) in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase (decrease) in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2012	2011
Income before income taxes — as reported	$124	$85
Less: net income attributable to noncontrolling interest	10	3
Segment profit	114	82
Market-related fair value adjustments (1)	(43)	(25)
Net derivative loss related to MSRs	5	—
Core earnings (pre-tax)	$76	$57

Net income attributable to PHH Corporation — as reported	$75	$49
Market-related fair value adjustments, net of taxes (1)(2)	(25)	(15)
Net derivative loss related to MSRs, net of taxes(2)	3	—
Core earnings (after-tax)	$53	$34

Basic earnings per share attributable to PHH Corporation — as reported	$1.32	$0.87
Market-related fair value adjustments, net of taxes (1)(3)	(0.45)	(0.26)
Net derivative loss related to MSRs, net of taxes	0.06	—
Core earnings per share	$0.93	$0.61

(1)          Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)          An incremental effective tax rate of 41% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.

(3)          Basic weighted-average shares outstanding of 56.657 million and 56.109 million for the three months ended March 31, 2012 and 2011, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	First Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$117	$(26)	$24	$(1)
Market-related fair value adjustments(1)	—	(43)	—	—
Net derivative loss related to MSRs	—	5	—	—
Core earnings (loss)	$117	$(64)	$24	$(1)

	First Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$52	$14	$16	$—
Market-related fair value adjustments(1)	—	(25)	—	—
Core earnings (loss)	$52	$(11)	$16	$—

(1)          Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2012	2011
Net increase in Cash and cash equivalents	$461	$130
Less:
Change in unsecured borrowings	(192)	—
Issuances of common stock	—	(7)
Adjusted cash flow	$269	$123

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(in millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	March 31,	December 31,
	2012	2011
PHH Corporation stockholders’ equity — as reported	$1,554	$1,442
Goodwill	(25)	(25)
Intangible assets	(33)	(33)
Tangible book value	$1,496	$1,384
Common shares issued and outstanding	56,645,733	56,361,155
Tangible book value per share	$26.41	$24.56